Exhibit 99.1

Special Jetwire

My 2014 Compensation: A Message from Doug Parker

Jan. 27, 2014

Dear Fellow Employees,

When we closed our merger in December, I committed to being transparent about my compensation and told you I expected the Board would set my pay in January. Last week, at our first in-person Board meeting, my new base salary and short-term incentive pay target were set and I wanted to tell you what they are. This information will also be filed with the Securities and Exchange Commission (SEC) and will be available on aa.com and the SEC’s website.

First, remember I had mentioned that since many of our represented employees are not yet paid at the same rates as their peers at Delta and United, I would request the Board set my total target compensation at a level at least 15% lower than the same targets for the CEOs of United and Delta. I also told you I would ask that my compensation be 80%-90% performance based or “at risk”, meaning that if American doesn’t do well, it could be worth nothing. The compensation plan our Board approved last week has my target total compensation approximately 20% below my peers at Delta and United and it is over 90% performance based, so both conditions have been met. The end result is a structure that consists of a base salary and two performance components: a short-term incentive program that measures performance over the next year, and a long-term incentive program that will consist of equity in the Company that will vest over an extended period of time and that will have other performance metrics tied to it. Here’s how my 2014 compensation will be structured:

Base Salary: My base annual salary was set at $700,000. Although the other carriers have not disclosed their 2013 compensation, this is lower than either of my peers’ last publicly filed base salary information, and well below their average of $850,000.

Short-term Incentive Pay: For 2014, my short-term incentive target payment is 200% of my base salary. But I will only receive a target payment if American Airlines earns $2.5 billion in pre-tax profit in 2014 – far more than American has ever earned in its history.

Long-Term Incentive Pay: The last component of my 2014 compensation is a “long-term incentive” or stock. The Board will determine the amount and the performance metrics around any stock compensation later this year. While this part of my compensation is not yet finalized, it will comprise the majority of my total compensation and will only hold value if American is successful.

While set at a level that is 20% lower than my peers at the other network carriers, these three components total a large sum and it is a significant expense to our Company. With that expense comes responsibility — to you, to our customers and to our shareholders. I am honored to be given that responsibility, and consider it a privilege to work with you at the new American. I will do everything I can to live up to the trust and confidence you have placed in me.

Thank you for your commitment to our airline and the customers we serve. Thanks also for your support. We have much work ahead as we integrate our two airlines and restore American to its rightful place as the greatest airline in the world — but I know we have the best team in the world to make it happen.